Exhibit 99.3

Report of Independent Auditors

The Board of Managers and Members

Bengal Pipeline Company LLC

We have audited the accompanying financial statements of Bengal Pipeline Company LLC, which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of income, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bengal Pipeline Company LLC at December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 28, 2014

Bengal Pipeline Company LLC

Balance Sheets

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$14,427,475	$10,404,870
Trade accounts receivable:
Affiliates	3,968,592	7,694,895
Non-affiliates	11,563,285	10,525,643
Prepaids and Other	1,031,962	783,359
Total current assets	30,991,314	29,408,767
Products pipeline and equipment, at cost:
Land	516,081	516,081
Rights-of-way	16,343,501	16,243,501
Pipeline	101,580,438	101,414,561
Buildings	1,195,808	1,097,264
Pumping and other station equipment	29,441,105	29,325,140
Tanks	24,822,616	24,263,371
Other	513,693	513,693
Construction work in progress	1,449,615	336,786

	175,862,857	173,710,397
Less accumulated depreciation	30,724,066	26,133,602

Net products pipeline and equipment	145,138,791	147,576,795
Assets under capital lease, net of accumulated amortization	1,439,958	1,676,664

Total assets	$177,570,063	$178,662,226

Liabilities and members’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,601,829	$4,589,832
Current portion of obligation under capital lease	234,977	213,839
Payables to affiliated entities	6,954,397	8,363,545
Product loss allocation liability	5,914,937	1,968,076
Accrued interest	13,347	14,897
Ad valorem and other taxes payable	549	3,403

Total current liabilities	15,720,036	15,153,592
Noncurrent portion of obligation under capital lease	1,457,385	1,675,126
Commitments and contingencies
Members’ equity:
Capital contributions	133,985,537	133,985,537
Retained earnings	26,407,105	27,847,971

Net members’ equity	160,392,642	161,833,508

Total liabilities and members’ equity	$177,570,063	$178,662,226

See accompanying notes

Bengal Pipeline Company LLC

Statements of Income

	Year Ended December 31,
	2013	2012
Revenues
Operating revenues:
Transportation	$59,678,702	$56,079,783
Line lease and storage	458,000	280,000
Blending and other	1,621,321	—

Total operating revenues	61,758,023	56,359,783
Non-operating revenues:
Interest and other income	13,788	28,774

Total revenues	61,771,811	56,388,557

Expenses
Operating expenses:
Small repair and maintenance project expenses	1,261,602	415,581
Large repair and maintenance project expenses	1,714,840	2,618,776
Operating, administrative, and other support service fees	7,229,068	7,101,235
Depreciation	4,964,411	4,865,889
Amortization	236,706	236,706
Other pipeline operating expenses	3,834,545	3,221,620
Other tank farm operating expenses	1,356,157	1,138,431
Other administrative operating expenses	4,737,245	4,083,794

Total operating expenses	25,334,574	23,682,032
Non-operating expenses:
Interest and other expenses	178,103	186,877

Total non-operating expenses	178,103	186,877

Total expenses	25,512,677	23,868,909

Net income	$36,259,134	$32,519,648

See accompanying notes.

Bengal Pipeline Company LLC

Statements of Changes in Members’ Equity

	Shell Pipeline Company	Colonial Pipeline Company	Total
Balance at December 31, 2011	$78,256,930	$78,256,930	$156,513,860
Net income	16,259,824	16,259,824	32,519,648
Members’ distributions	(13,600,000)	(13,600,000)	(27,200,000)

Balance at December 31, 2012	80,916,754	80,916,754	161,833,508
Net income	18,129,567	18,129,567	36,259,134
Members’ distributions	(18,850,000)	(18,850,000)	(37,700,000)

Balance at December 31, 2013	$80,196,321	$80,196,321	$160,392,642

See accompanying notes.

Bengal Pipeline Company LLC

Statements of Cash Flows

	Year Ended December 31,
	2013	2012
Operating activities
Net income	$36,259,134	$32,519,648
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,201,117	5,102,595
Changes in operating assets and liabilities:
Accounts receivable	2,688,661	(6,350,814)
Prepaid expenses and other current assets	(248,603)	(92,202)
Accounts payable and accrued liabilities	348,703	3,567,663

Net cash provided by operating activities	44,249,012	34,746,890

Investing activities
Additions to products pipeline and equipment	(2,526,407)	(4,132,334)

Net cash used in investing activities	(2,526,407)	(4,132,334)

Financing activities
Cash distributions to Members	(37,700,000)	(27,200,000)

Net cash used in financing activities	(37,700,000)	(27,200,000)

Net increase/decrease in cash and cash equivalents	4,022,605	3,414,556
Cash and cash equivalents at beginning of year	10,404,870	6,990,314

Cash and cash equivalents at end of year	$14,427,475	$10,404,870

Supplemental disclosures
Cash paid for interest on capital lease	149,859	155,672

See accompanying notes.

Bengal Pipeline Company LLC

Notes to Financial Statements

1. Summary of Significant Accounting Policies

Description of Business and Basis of Presentation

On April 18, 2006, Bengal Pipeline Company LLC (Bengal or the Company) was formed as a joint venture between Colonial Pipeline Company (Colonial) and Shell Pipeline Company, LP (Shell) (collectively, the Members). Each Member received a 50% ownership interest in Bengal through the terms of the Limited Liability Company Agreement (LLC Agreement) in exchange for assets contributed. Assets contributed by Colonial and Shell were recorded at the net carrying value of the assets on the contributing entity’s financial statements at the date of contribution. Each member’s equity account was allocated a 50% interest in the total net carrying value of the contributed assets. The Company commenced operations on May 18, 2006.

The Company is engaged in the transportation of refined petroleum products by pipeline. As such, the Company’s common carrier tariffs are subject to regulation by the Federal Energy Regulatory Commission (FERC). The Company’s revenues are primarily dependent upon the level of utilization of its pipeline system to transport refined petroleum products from refineries located in Louisiana to various delivery points, including Colonial’s pipeline system. The shippers, rather than Bengal, own the petroleum products transported on the Company’s pipeline system and bear the commodity price risk. The Company neither buys nor sells petroleum products in the ordinary course of business.

The Members are party to certain agreements relating to the governance of the Company and other matters. Each Member appoints a representative to the Company’s Board of Managers. Certain transactions, including the incurrence of certain indebtedness, sale of assets, and changes to membership interest require approval by the Board of Managers.

The LLC Agreement provides that any debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and no Member, Manager, or Committee Member shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member, a Manager, or a Committee Member, or by reason of executing any document, entering into any agreement, or performing any obligation for and on behalf of the Company.

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States for a non-regulated enterprise.

Transportation and Blending Revenue

Transportation and blending revenue is billed as services are rendered. The Company accrues unbilled transportation revenue based on the percentage of transportation completed for products in custody at the end of each accounting period.

In 2013 and 2012, three customers (one of which was a related-party) each individually accounted for more than 10% of the Company’s transportation revenue, which in aggregate represented approximately 90% of the Company’s total transportation revenues.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to the short duration of these investments. As of December 31, 2013 and 2012, cash and cash equivalents included approximately $14 million and $10 million in securities, respectively, related to an overnight repurchase

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

agreement with Wells Fargo Securities, LLC. Due to the short maturity period of these investments, there were no unrealized gains or losses resulting from changes in the fair value of these instruments recorded as of December 31, 2013 and 2012.

Accounts Receivable

Accounts receivable are carried at the amounts owed by customers less an allowance for doubtful accounts, if deemed necessary. The Company evaluates the collectability of accounts receivable based on a review of a specific customer’s ability to meet its financial obligations or as a result of changes in the overall aging of accounts receivable. The Company does not typically require collateral or other security to support outstanding trade receivables. No allowance for doubtful accounts was recorded at December 31, 2013 or 2012.

At December 31, 2013, there were three customers (one of which was a related-party) that individually accounted for more than 10% of the Company’s trade accounts receivable and collectively more than 90% of the Company’s trade accounts receivable.

At December 31, 2012, there were two customers (one of which was a related-party) that individually accounted for more than 10% of the Company’s trade accounts receivable and collectively more than 90% of the Company’s trade accounts receivable.

Products, Pipeline, and Equipment

Products, pipeline, and equipment, which is stated at historical cost, approximated $145.1 million and $147.6 million, net of accumulated depreciation at December 31, 2013 and 2012, respectively. Depreciation is computed using the composite straight-line method at rates based upon the expected economic lives of the various classes of assets. The weighted average rate of depreciation approximated 2.86% for the periods ended December 31, 2013 and 2012, respectively.

Depreciation rates (expressed in terms of percentages) by asset class as of December 31 were:

2011-2012
Pipeline	2.86%
Rights-of-way	2.86%
Buildings	2.86%
Pumping and other station equipment	2.86%
Tanks	2.86%
Vehicles and other work equipment	6.67% – 12.50%
Other property	2.86% – 10.00%

When property is retired, sold, or otherwise disposed, the gross carrying value is generally charged to accumulated depreciation; any salvage or recovery value is generally credited to accumulated depreciation.

The costs of additions and improvements are capitalized when such expenditures improve the condition of the system as compared to its original construction or acquisition or extend the life of the pipeline or related assets. Repairs and maintenance costs are expensed as incurred.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Product Loss Allocation

The Company maintains an account on behalf of each of its shippers to record the value of all petroleum products gains and losses resulting from evaporation, downgrading of product, and other activity that normally occurs in the operation of the pipeline. The Company settles the net gain or loss experienced by each shipper on a monthly basis. The Company charges a per-barrel delivered product loss allowance to all shippers to recover costs associated with the above-described activity. The product loss allowance rate as of December 31, 2013, was one cent per delivered barrel. The net cumulative difference between the Company’s actual net product losses and the allocation charges billed to date is reflected on the Company’s balance sheet as an allocation-related asset or liability. The product loss allocation charge may be adjusted based upon the Company’s analysis of various factors, including the current account balance and historical and projected loss related activity. The product loss allocation liability totaled $5.9 million and $2.0 million as of December 31, 2013 and 2012, respectively.

Environmental Costs, Damage Claims, and Related Recoveries

Environmental costs that relate to an existing condition caused by past operations and which have no significant future economic benefit to the Company are expensed. The expense is recorded on an undiscounted basis when the costs become probable and can be reasonably estimated.

The timing of the expense recognition for environmental remediation costs coincides with the discovery of contamination with subsequent changes in the estimates recorded as changes in the anticipated scope and costs of any required remediation activity occur. Future environmental costs cannot be reliably determined in many circumstances due to the early stage of investigations, the uncertainties associated with specific remediation methods utilized, changing environmental laws and interpretations, and other factors that impact the method and cost of remediation.

Damage claims against the Company resulting from the release of petroleum products or from other matters are recorded when the liabilities become probable and can be reasonably estimated. Environmental liabilities and damage claims are recorded based upon estimates made by management, which may consider the advice of legal counsel or other parties, and are not discounted. Recoveries under insurance policies and other contracted arrangements are recorded when the recovery is determined to be probable, which is generally determined with the advice of legal counsel, and are subject to the final evaluation and adjustment by insurers or others. Such recoveries are not netted against the liability giving rise to the recovery.

Asset Impairment

The Company assesses its long-lived assets for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset. If the sum of the estimated undiscounted future cash flows is less than the carrying amount of the asset, then the carrying value of the asset is compared to the estimated fair value of the asset and an impairment loss would be recognized for any excess of the carrying value over the fair value. If an asset may have multiple potential uses, fair value is based upon the highest and best use. If an asset is not traded in an active market and estimates of cash flows are used to estimate fair value, the Company assigns a probability to each cash flow estimate and calculates fair value based on the total of the probability-weighted cash flow estimates. Long-lived assets to be disposed of are recorded at the lower of their carrying amount or estimated fair value less cost to sell. The Company did not record material impairment charges with regard to its long-lived assets during the periods presented within the accompanying Consolidated Financial Statements.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

1. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results, and such differences could be material.

Asset Retirement Obligations

Asset retirement obligations are contractual or legal obligations related to retirement, abandonment, or removal of an asset upon retirement or removal of that asset. Such costs are capitalized and depreciated over the useful life of the related asset. Upon settlement of a liability, the obligation is settled for its recorded amount or a gain or loss is incurred. The amount capitalized is recorded when the costs become probable and can be reasonably estimated. The Company has evaluated its long-lived assets for potential asset-retirement obligations and is not aware of any material obligations that may impact the financial statements.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (FASB) issued guidance that requires an entity to report, in one place, information about reclassifications of amounts out of accumulated other comprehensive income (AOCI). The accounting standard also requires companies to report changes in AOCI balances. As the Company does not have any transactions that should be initially reported through other comprehensive income, the adoption of this standard will not impact our accounting for comprehensive income and will have no impact on the presentation of our financial statements.

Subsequent Events

The Company evaluated all subsequent events through March 28, 2014, the date the Company’s financial statements were available to be issued. No significant events occurred subsequent to the balance sheet date, but prior to the issuance of the financial statements, which would have a material impact on the financial statements.

2. Fair Value of Financial Instruments

The carrying amounts reflected in the accompanying consolidated balance sheets for cash, cash equivalents, accounts receivable, prepaid expense, accounts payable, and accrued expenses approximate their respective fair values based on the short-term nature of these instruments.

The FASB has issued guidance that establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs in determining fair value. Level 1 inputs are quoted market prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities or other inputs that are observable or can be corroborated by observable market data. The fair value of the overnight repurchase agreement is determined based upon the quoted market prices for the U.S. Treasury securities associated with the repurchase agreements.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

2. Fair Value of Financial Instruments (continued)

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value at December 31, 2013
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Millions)
Assets:
Repurchase agreements	$14	$—	$14	$—

Total assets	$14	$—	$14	$—

	Fair Value at December 31, 2012
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Millions)
Assets:
Overnight repurchase agreements	$10	$—	$10	$—

Total assets	$10	$—	$10	$—

3. Related-Party Matters

The Company is party to an administrative services agreement and a tank farm operating agreement with Colonial and a pipeline operating agreement with Shell. Under the terms of the administrative services agreement, Bengal paid Colonial $0.7 million in both 2013 and 2012, for administrative services, such as legal and accounting services provided to Bengal. Under the terms of the tank farm operating agreement, Bengal paid Colonial $3.3 million in both 2013 and 2012, for operating and support services for the operation, maintenance, and repair of Bengal’s tank farm facilities. Under the terms of the pipeline operating agreement, Bengal paid Shell $3.1 million in both 2013 and 2012, for operating and support services for the operation, maintenance, and repair of the pipeline facilities. Under the terms of these agreements, Bengal also reimbursed Colonial and Shell $2.2 million and $5.3 million in 2013 and $2.7 million and $5.4 million in 2012, respectively, for certain direct expenses incurred in connection with providing services under each agreement. These agreements were renewed in 2012 for an additional three-year period and expire December 31, 2015. The expenses incurred by the Company in connection with these agreements are primarily included in operating, administrative, and other support services fees in the accompanying Statements of Income.

The Company has also entered into a joint tariff division agreement with Colonial covering the transportation of refined petroleum products from refineries connected to the Company’s pipeline system to destinations in the Southeast and Eastern United States via Colonial’s system. Under this joint tariff, Colonial bills and collects the tariff from the product shipper and then remits to the Company its share of the joint tariff as specified in the joint tariff division agreement. The Company recognized revenue of approximately $39.3 million and $36.8 million during 2013 and 2012, respectively, under this joint tariff division agreement.

The Company is party to a throughput and deficiency agreement with an affiliated party. This agreement provides for a discounted tariff to shippers that agree to an annual throughput obligation for a period of 10 years.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

3. Related-Party Matters (continued)

Each contract year ends in July, with any deficiency due to the Company in August. No deficiency payments have been recorded under this agreement.

The Company leases certain excess capacity within its petroleum storage tanks to third parties on a short-term basis. During both 2013 and 2012, the Company recognized revenue of $0.5 million and $0.3 million, respectively, from tank leases involving related entities. In October 2009, Bengal also entered into an agreement to lease tankage from Colonial for a term of five years.

During 2013, the Company entered into an Interim Tank Blending Agreement with an affiliate that provided for tank-blending on a per cycle basis of Pre-Blend Renewable Product with Receptor Product as nominated and supplied by shipper. Under the terms of the agreement, the Company recognized revenue of approximately $1.6 million in 2013. This agreement became effective on June 17, 2013 and will remain in effect until the commencement date of any definitive Injection Service Agreement between the Shipper and the Affiliate.

4. Contingencies

The Company maintains insurance of various types that it considers adequate to cover its operations and properties. The insurance covers assets in amounts considered reasonable, subject to deductibles that the Company considers reasonable and not excessive. The Company’s insurance does not cover every potential risk associated with operating a pipeline and other facilities.

During February 2007, the Company identified a small discharge of product from one of its pipelines. Subsequent to the discovery of this discharge, the Company expended approximately $5 million to repair the pipeline and perform additional pipeline inspection activities. Based upon the results of testing performed at this site, the Company does not believe that any soil or groundwater contamination has occurred as a result of this discharge. During December 2007, a lawsuit was filed by the owner of the impacted property against Shell Pipeline Company, LP, the operator of the pipeline component of the Company’s operations. This lawsuit alleges undisclosed damages as a result of this incident. To date, the Company has not been named as a defendant in this lawsuit. The Company believes that the claims made in this lawsuit are without merit. The ultimate outcome of this matter is uncertain and no range of possible losses, if any, can be reasonably estimated. As a result, no amounts have been accrued as of December 31, 2013, related to this matter.

The Company’s operations are subject to various federal, states, and local laws and regulations related to protection of the environment and other matters. The Company may be subject to damages, penalties, and other loss contingencies in the event that it fails to meet these requirements. As of December 31, 2013 and 2012, $0.02 million and $0.0 million have been accrued for estimated losses for such matters.

5. Pipeline Capacity Expansion

On June 9, 2008, the Company signed a throughput and deficiency agreement (the T&D Agreement) with a shipper. The T&D Agreement was executed in connection with a proposed 55,000 barrel per day capacity expansion of the Bengal system. Under terms of the T&D Agreement, the shipper agreed to ship certain minimum average daily volumes using the Bengal system.

The T&D commencement date was February 2010 and expires 10 years from this date. The agreement may be terminated at the shipper’s option upon 90 days written notice. If this termination option is exercised, the shipper is required to pay an amount equal to the present value of the deficiency payments that would be due for the remainder of the original term. The Company has received no payments to date under this agreement.

Bengal Pipeline Company LLC

Notes to Financial Statements (continued)

6. Lease Commitments

In connection with a 2009 expansion, the Company entered into a noncancelable lease with an electric power utility, which was classified as a capital lease. The $2.7 million in assets, which were initially recorded based upon the present value of the anticipated lease payments, were placed in service during December 2009. During 2011, an amendment to the lease was executed, which reduced the minimum lease payments due under lease based upon the finalization of costs associated with the construction of the underlying assets, which were determined to be approximately $2.4 million. The amendment to the lease also extended the term of the lease by two months.

The assets under capital lease and obligation under capital lease balances were adjusted based upon the terms of the amended lease and will be amortized over the 10-year term of the amended lease agreement. After the initial term, the agreement is automatically renewed annually until written notice of cancelation by either party.

A detail of the capitalized lease related assets recorded are as follows:

	December 31
	2012	2013
	(In Millions)
Assets under capital lease	$2.4	$2.4
Less accumulated amortization	$1.0	$0.7

Net assets under capital lease	$1.4	$1.7

At December 31, 2013, the estimated future minimum lease payments under capital leases having initial or remaining no cancelable lease terms in excess of one year are as follows (in millions):

Year 2014	$0.4
Year 2015	0.4
Year 2016	0.4
Year 2017	0.4
Year 2018	0.4
Year 2019	0.2

Total	2.2
Less amounts representing interest	(0.5)
Total net present value	1.7
Less current portion of capital lease	(0.2)

Noncurrent capital lease obligation	$1.5